Deanne M. Greco
612.347.0287
GrecoD@moss-barnett.com

April 16, 2002

Board of Directors
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

Re:	Rural Cellular Corporation Our File No.: 24083.5020

Lady and Gentlemen:

        This opinion is rendered in connection with the filing by Rural Cellular Corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the issuance by the Company of $300,000,000 of its 9 3/4% Senior Subordinated Notes Due 2010 (the "New Notes") in exchange for $300,000,000 of the Company's 9 3/4% Senior Subordinated Notes Due 2010 (the "Old Notes"). The Old Notes and the New Notes are issued under an Indenture (the "Indenture") between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee").

        We have examined the originals or copies, certified to our satisfaction, of such corporate instruments and certificates of public officials and officers and representatives of the Company and the Trustee, and have made such examination of law, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. In such examination, we have assumed the genuineness of all signatures and the authenticity and conformity to original documents submitted to us as certified or photocopies.

        Based upon the foregoing and subject to the qualifications noted below, we are of the opinion that:

  (1)
  The Indenture has been duly authorized by the Company and constitutes a valid and legally binding instrument enforceable against the Company in accordance with its terms.

  (2)
  The New Notes have been duly authorized by the Company and, upon the execution and delivery by the Company and authentication by the Trustee under the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture.

        The foregoing opinion with respect to the enforceability and valid and legally binding nature of the Indenture and the New Notes is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Further, this opinion is based upon an examination of the Federal laws of the United States and the laws of the state of Minnesota and no opinion is expressed as to the application of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus included therein.

Very truly yours,

Deanne M. Greco